UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Oncocyte Corporation

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

SUPPLEMENT TO THE PROXY STATEMENT FOR
THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 24, 2023

The following information supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Oncocyte Corporation, a California corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on July 10, 2023, and mailed to all shareholders of record as of the close of business on June 28, 2023 (the “Record Date”), in connection with the solicitation of proxies by the Company’s board of directors (“Board”) for the special meeting of shareholders (the “Special Meeting”) originally intended to be held on July 21, 2023. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the meaning given to them in the Proxy Statement.

Postponement of Special Meeting of Shareholders

As previously disclosed, the Company intended to hold the Special Meeting on July 21, 2023 for shareholders to vote on the following proposals:

1.	to approve granting the Board the authority to exercise its discretion to amend the Company’s Articles of Incorporation to effect a reverse stock split of its outstanding shares of the Company’s common stock, no par value per share (“Common Stock”), to regain compliance with The Nasdaq Stock Market’s minimum bid price requirement, at any of the following exchange ratios at any time within one year after shareholder approval is obtained, and once approved by the shareholders, the timing of the amendment and the specific reverse split ratio to be effected shall be determined in the sole discretion of the Board: (a) a one-for-ten reverse stock split; (b) a one-for-fifteen reverse stock split; (c) a one-for-twenty reverse stock split; or (d) a one-for-twenty-five reverse stock split (“Proposal No. 1”);

2.	to approve granting the Board the authority to exercise its discretion at any time within one year after shareholder approval is obtained to amend the Company’s Articles of Incorporation to reduce the number of authorized shares of Common Stock by a corresponding ratio to the reverse stock split if, and only if, Proposal No. 1 is approved and implemented (“Proposal No. 2”);

3.	to approve an amendment to the Company’s 2018 Equity Incentive Plan (as amended, the “Incentive Plan”) to eliminate the limitation on the number of shares of Common Stock that can be granted to any individual participant under the Incentive Plan during any one-year period (“Proposal No. 3” and, together with Proposal No. 1 and Proposal No. 2, the “Proposals” and each, a “Proposal”); and

4.	to transact such other business as may properly come before the Special Meeting or any adjournments thereof, each as further described in the Proxy Statement.

As there were insufficient votes to approve Proposal No. 1 and Proposal No. 2 at the time the Special Meeting was intended to be commenced, the chairperson of the Special Meeting, acting in accordance with the authority granted to the chairperson pursuant to the applicable provisions of the bylaws of the Company, elected to postpone the Special Meeting, without any business being conducted, in order to allow the Company time to solicit additional proxies with respect to the approval of the Proposals.

The Special Meeting will now be held on Monday, July 24, 2023 (the “Postponement Date”) at 10:00 a.m. Eastern Time. Shareholders may participate in the Special Meeting by visiting https://web.lumiagm.com/259974801 and entering the control number included on their proxy card or on the instructions that accompanied the proxy materials that were previously provided to them. The password for the Special Meeting is oncocyte2023. Shareholders will be able to submit proxies in respect of the Special Meeting via Internet and telephone until 11:59 p.m. Eastern Time on Sunday, July 23, 2023.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any Proposal. If you would like to change or revoke your prior vote on any Proposal, please refer to the Proxy Statement for instructions on how to do so.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Proxy Statement was mailed to all shareholders of record as of the close of business on the Record Date that were entitled to receive notice of and vote at the Special Meeting. Such shareholders are also able to obtain a copy of the Proxy Statement free of charge by directing a request to the Company either by telephone at (949) 409-7600 or by mail to 15 Cushing, Irvine, California 92618. In addition, the Proxy Statement is also available free of charge at the Commission’s website located at www.sec.gov.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION, AS SUCH DOCUMENTS AND FILINGS CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND THE MATTERS TO BE ACTED UPON AT THE SPECIAL MEETING.